AMENDMENT TO
                            TRANSFER AGENT AGREEMENT

          THIS AMENDMENT TO TRANSFER AGENT AGREEMENT is made and entered into on this 31st day of October, 2000, by and between Brandywine Blue Fund, Inc. (hereinafter referred to as the "Company") and Firstar Mutual Fund Services, LLC (hereinafter referred to as "Firstar").


                              W I T N E S S E T H :

          WHEREAS, the Company and Firstar Trust Company have previously entered into a Transfer Agent Agreement (hereinafter referred to as the "Agreement");

          WHEREAS, Firstar has succeeded to the rights and obligations of Firstar Trust Company under the Agreement;

          WHEREAS, the Company is a registered open-end management investment company authorized to issue its shares in one or more series (each series hereinafter referred to as a "Fund"); and

          WHEREAS, the parties hereto desire to amend the Agreement;

          NOW, THEREFORE, it is agreed between the parties as follows:

          1. All references to the "Fund" in the Agreement shall refer to each of Brandywine Blue Fund, Brandywine Advisers Fund and any other Fund hereinafter created as if each such Fund had entered into a separate agreement with Firstar.

          2. Except to the extent changed and modified herein, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Transfer Agent Agreement to be executed as of the date first above written.

                                        FIRSTAR MUTUAL FUND
                                           SERVICES LLC


                                        By:
                                           -------------------------------------


                                        BRANDYWINE BLUE FUND, INC.


                                        By:
                                           -------------------------------------